EXHIBIT 99.1

E&C Capital Partners Announces Planned Additional Investment In theglobe.com Thursday April 21, 8:01 am ET

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--April 21, 2005--Today theglobe.com (OTCBB:TGLO - News) announced that it has received a commitment for additional financing from E&C Capital Partners, LLLP and certain other related parties in the amount of $1.5 million. Such parties will also have the option to invest an additional $2.5 million over the next 90 days so that the total financing could reach $4 million. E&C is owned by our Chief Executive Officer and President, Messrs. Michael Egan and Edward Cespedes. The financing was in the form of secured demand convertible promissory notes with an interest rate of 10% per annum (payable quarterly). The notes will be due and payable on the 5th day following demand for payment. The notes will be secured by a lien on all of the assets of the theglobe and its subsidiaries. At the note holder's option, the notes may be converted into shares of common stock of theglobe.com. If the full $4 million is invested and all of the notes are converted, a total of eighty million shares of common stock of theglobe.com could be issued, subject to customary adjustments for stock splits, combinations and the like. The notes will not be registered under applicable securities laws and will be sold in reliance on an exemption from such registration. The note holders will be entitled to customary registration rights for any shares received upon conversion. The initial $1.5 million of the financing, which is subject to completion of appropriate financing documents, is anticipated to close Friday, April 22nd.

Ed Cespedes, on behalf of E&C Capital, said, "We continue to believe in both theglobe.com's development stage businesses and its healthy subsidiary, SendTec. Accordingly, we continue to commit our own capital to the Company. We hope this investment alleviates any concerns that the Company's trading partners or shareholders may have about running out of cash in the short-term."

Safe Harbor - This press release includes forward-looking statements related to theglobe.com, inc. that involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to integration of newly acquired businesses and assets, product delivery, product launch dates (particularly as they pertain to our Voiceglo services), the Internet, development and protection of technology, the management of growth, market acceptance of our Voiceglo VoIP products, our ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation (particularly as it pertains to the Internet and the provision of telephony services using the Internet) and other risks, including the risk that demand could be made for repayment of the notes described in this release at a time when we do not have the ability to repay such notes. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these and other factors that could affect theglobe.com's future results and business plans, please see the Company's filings with the Securities and Exchange Commission, including in particular our Registration Statement, as amended, on Form SB-2 and our Annual Report on Form 10-KSB for the year ended December 31, 2004. Copies of these filings are available online at http://www.sec.gov. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially and adversely from management expectations.